EXHIBIT 10.2

                          DELTA PETROLEUM CORPORATION

                      AMENDMENT NO. 1 TO 2004 INCENTIVE PLAN

                             ADOPTED JUNE 17, 2005


     The following Amendment to the 2004 Incentive Plan of Delta Petroleum Corporation was adopted by the Board of Directors on June 17, 2005.

     A new Section 25 is added to the 2004 Incentive Plan as follows:


25.  Participation in the Plan by Non-Employee Directors

     (a) The Plan will be administered as to Non-Employee Directors by the Board of Directors.

     (b) All Non-Employee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan.

     (c) Unless the Board of Directors shall otherwise direct, Stock Bonuses shall automatically be granted to Non-Employee
          Directors as follows:

          (i) Stock Bonuses shall be granted to all Non-Employee Directors of the Company on January 1 in each calendar year during the term of the Plan. No Stock Bonus may be changed after it has been granted, except pursuant to the Plan. No Non-Employee Director shall be entitled to receive more than one Stock Bonus per year pursuant to the Plan.

          (ii) Stock Bonuses shall be granted pursuant to the Plan to eligible Non-Employee Director as follows:

               Annually, each Non-Employee Director who is a Director as of January 1 of the year shall be granted a Stock Bonus of 6,000 shares of Common Stock. The Stock Bonus shall be fully vested. Certificates evidencing the Stock Bonuses shall be registered in the respective names of the Non-Employee Directors as soon as practicable following the date of grant.